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Exhibit 8.1

        [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]
August 23, 2017

Forestar Group Inc.
6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

Ladies and Gentlemen:

        We have acted as special counsel to Forestar Group Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4 (File No. 333-219488) of the Company (the "Registration Statement"), filed on July 26, 2017 with the Securities and Exchange Commission (the "Commission"), as amended and supplemented through the date hereof, and of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 29, 2017, by and among D.R. Horton, Inc., a Delaware corporation ("D.R. Horton"), Force Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of D.R. Horton ("Merger Sub") and the Company pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This opinion is being delivered in connection with the Registration Statement. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

        In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

        In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company and D.R. Horton, and we have assumed that such statements and representations are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise.

        In rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement and the Registration Statement accurately reflect the facts relating to the Company, D.R. Horton and the Merger. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above. For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Merger Agreement, the Registration Statement or in any other document. In addition, any material changes to the documents referred to above could affect our conclusion herein.

        Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Service or, if challenged, by a court.

        Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement under the heading "U.S. Federal Income Tax Consequences of the Merger," it is our opinion that, under current law, except as otherwise described in the Registration Statement under the heading "U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders," the receipt of cash by holders of Company Common Stock in exchange for their shares pursuant to the Merger will be taxable, and the receipt of Surviving Entity Common Stock by holders of Company Common Stock in exchange for their shares pursuant to the Merger will be nontaxable for U.S. federal income tax purposes.

        Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the Merger and may not be relied upon by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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  Exhibit 8.1